UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ODYSSEY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Nevada	47-1022125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 West Sahara Avenue, Suite 800 - #4012
Las Vegas, NV	89102
(Address of Principal Executive Offices)	(Zip Code)

Odyssey Health, Inc. Amended and Restated 2021 Omnibus Stock Incentive Plan, as Amended

(Full title of the plan)

J. Michael Redmond

Chief Executive Officer

2300 West Sahara Avenue, Suite 800 - #4012,

Las Vegas, NV 89102

(702) 780-6559

(Name, address and telephone number, including area code, of agent for service)

Copy:

Joshua D. Brinen, Esq.

Brinen & Associates, LLC

90 Broad Street, Tenth Floor

New York, New York 10004

(212) 330-8151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”). ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
2021 Amended & Restated Omnibus Stock Incentive Plan	20,000,000 Shares	$0.1021	$2,041,000	$301.25

(1)	The proposed maximum offering price per share and proposed maximum aggregate offering price were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The calculation of the registration fee is based on the average of the high and low prices of the common stock on the OTCQB Bulletin Board for January 4, 2024.

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EXPLANATORY NOTE

This Registration Statement registers an aggregate of 20,000,000 additional shares of common stock, par value $0.001 per share (“Common Stock”), of Odyssey Health, Inc., formerly Odyssey Group International, Inc. (the “Company” or the “Registrant”) under the Odyssey Health, Inc. Amended and Restated 2021 Omnibus Stock Incentive Plan, as Amended, representing 20,000,000 shares of Common Stock reserved for issuance under such plan as a result of an amendment thereto, which was adopted by the board of directors of the Company on June 30, 2021 and approved by the Company’s stockholders at the Annual Meeting of Stockholders held on September 14, 2021.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Part I will be sent or given to eligible participants in the Odyssey Health, Inc. Amended and Restated 2021 Omnibus Stock Incentive Plan, as Amended, and to recipients of options pursuant to separate written agreements as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b) of the Securities Act. Any and all such requests should be directed to us at our principal office by telephone at (702) 780-6559, or mail at 2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV 89102, Attention: Secretary.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act and in accordance therewith, files reports, proxy statements, and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	our Amended Annual Report on Form 10-K/A (File No. 000-56196) filed with the SEC on November 28, 2023;

(b)	our Annual Report on Form 10-K for the fiscal year ended July 31, 2023, filed with the SEC on October 30, 2023 (File No. 000-56196);

(c)	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2022, filed with the Commission on October 29, 2022 (File No. 333-200785)

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above (other than the portions of those documents not deemed to be filed); and

•	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, filed with the SEC on December 10, 2021

•	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022, filed with the SEC on March 15, 2022

•	Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, filed with the SEC on June 14, 2022;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022, filed with the SEC on December 14, 2022

•	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2023, filed with the SEC on March 17, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023, filed with the SEC on June 14, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023, filed with the SEC on December 15, 2023; and

•	Our Current Reports on Form 8-K with the SEC on December 29, 2023, December 13, 2023, December 7, 2023, November 2, 2023, October 6, 2023, October 5, 2023, August 18, 2023, July 7, 2023, June 28, 2023, April 4, 2023, January 13, 2023, January 6, 2023, January 3, 2023, November 25, 2022, November 23, 2022, November 23, 2022, November 4, 2022, November 1, 2022, October 3, 2022, October 3, 2022, September 30, 2022, September 15, 2022, August 18, 2022.

(e)	The description of the Company’s Common Stock contained in Annual Report on Form 10-K for the fiscal year ended July 31, 2023, filed with the SEC on October 30, 2023.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document that is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our operating agreement provides that our directors are not liable to us or our shareholders for monetary damages resulting from an act or omission in their capacity as a director. A director may, however, be found liable for, and we may be prohibited from indemnifying a director against:

•	any breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith that constitute a breach of the director’s duty to us;
•	acts or omissions that involve intentional misconduct or a knowing violation of law;
•	any transaction from which the director receives an improper benefit; or
•	acts or omissions for which the liability is expressly provided by an applicable statute.

Our operating agreement also provides that we will indemnify our directors, and may indemnify our agents, to the fullest extent permitted by applicable Nevada law from any expenses, liabilities or other matters.

Section 7502 of Chapter 78 in Title 7 of the Nevada Revised Statutes describes the terms and conditions under which a corporation is authorized to indemnify its directors, officers, and other agents against judgments, penalties, fines, settlements, and expenses that they may incur in connection with proceedings brought against them, or in which they are otherwise involved, as a result of their service as directors, officers or other agents of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of our company under our operating agreement, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors pursuant to which we have agreed, to the maximum extent permitted by applicable law, and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines, and amounts paid in settlements that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us. We also maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

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Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth inthe registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollarvalue of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimatedmaximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in theaggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forthin the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement orany material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment bythose paragraphs is contained in periodic reports filed with, or furnished to the Commission by the Company pursuant to Section 13 orSection 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be anew registration statement relating to the securities

(3)	To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at thetermination of the offering.

(b)	The registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the registrant’s payments of expenses incurred, or payments made by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless the matter has been settled by controlling precedent in the opinion of its counsel, submit to a court of appropriate jurisdiction the question of whether such indemnification it asserts, is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Odyssey Health, Inc. Amended and Restated 2021 Omnibus Stock Incentive Plan, as Amended (incorporated by reference to Form DEF 14A filed on August 6, 2021).

5.1*	Opinion of Brinen & Associates, LLC.

23.1*	Consent of Turner Stone and Company, LLP.

23.2*	Consent of Brinen & Associates, LLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fees Exhibit.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 5, 2024.

ODYSSEY HEALTH, INC.

By: /s/ Joseph Michael Redmond Joseph Michael Redmond Chief Executive Officer, President and Director (Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph Michael Redmond and Christine M. Farrell, and each of them singly (with full power to each of them to act alone), as his/her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her in name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement. To file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform, each and every act, and thing, requisite or necessary to be done in and about the premises, to the full extent he/she could do, for all intents and purposes, hereby ratifying and confirming, all that the aforementioned attorney-in-fact and agent, or his/her substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Michael Redmond	Chief Executive Officer, President, Director	January 5, 2024
Joseph Michael Redmond	(Principal Executive Officer)

/s/ Christine M. Farrell	Chief Financial Officer and Secretary	January 5, 2024
Christine M. Farrell	(Principal Financial and Accounting Officer)

/s/ Jerome Casey	Director	January 5, 2024
Jerome Casey

/s/ Ricky W. Richardson	Director	January 5, 2024
Ricky W. Richardson

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